Exhibit (n)

LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

MULTIPLE CLASS PLAN

MULTIPLE CLASS PLAN, dated as of November 6, 2009, as amended February 26, 2010, May 20, 2010, August 18, 2011, May 23, 2012, August 2, 2012 and February 3, 2017, of Legg Mason Global Asset Management Trust, a Maryland statutory trust (the “Trust”), with respect to each of its series whether now existing or hereafter established (collectively, the “Funds”).

W I T N E S  S E T H:

WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the “1940 Act”); and

WHEREAS, the shares of beneficial interest of the Trust (the “Shares”) are divided into separate series and may be divided into one or more separate classes;

WHEREAS, the Trust desires to adopt this Multiple Class Plan (the “Plan”) on behalf of the Funds as a plan pursuant to Rule 18f-3 in order that the Funds may issue multiple classes of Shares;

WHEREAS, the Board of Trustees of the Trust, in considering whether the Trust should adopt and implement this Plan, has evaluated such information and considered such pertinent factors as it deemed necessary to undertake an informed evaluation of this Plan and determination as to whether this Plan should be adopted and implemented, and has determined that the adoption and implementation of this Plan, including the expense allocation contemplated herein, are in the best interests of each class of Shares individually, as well as the best interests of each Fund;

NOW THEREFORE, the Trust hereby adopts this Plan pursuant to Rule 18f-3 under the 1940 Act, on the following terms and conditions:

1. The Funds may issue Shares in one or more classes (each, a “Class” and collectively, the “Classes”). Shares so issued will have the rights and preferences set forth in the Designation of Classes and the Trust’s then current registration statement relating to the Funds.

2. Class A shares of a Fund may be exchanged for or acquired through an exchange of Class A shares of any other fund distributed by Legg Mason Investor Services, LLC (“LMIS”) whose prospectus or statement of additional information permits such exchanges.

Class A2 shares of a Fund may be exchanged for or acquired through an exchange of Class A2 (or Class A if a fund does not offer Class A2) shares of any other fund sold within the same distribution channel whose prospectus or statement of additional information permits such exchanges.

Class C shares of a Fund may be exchanged for or acquired through an exchange of Class C shares of any other fund sold by LMIS whose prospectus or statement of additional information permits such exchanges.

Class C1 shares of a Fund may be exchanged for or acquired through an exchange of Class C1 (or Class C if a fund does not offer Class C1) shares of any other fund sold by LMIS whose prospectus or statement of additional information permits such exchanges.

Class IS shares of a Fund may be exchanged for or acquired through an exchange of Class IS shares of any other fund sold by LMIS whose prospectus or statement of additional information permits such exchanges, provided that the investor and the exchange meet the eligibility criteria of that class of that fund.

1 of 3

Class I shares of a Fund may be exchanged for or acquired through an exchange of Class I shares of any other fund sold by LMIS whose prospectus or statement of additional information permits such exchanges, provided that the investor and the exchange meet the eligibility criteria of that class of that fund.

Class R shares of a Fund may be exchanged for or acquired through an exchange of Class R shares of any other fund sold by LMIS whose prospectus or statement of additional information permits such exchanges, provided that the investor and the exchange meet the eligibility criteria of that class of that fund.

Class R1 shares of a Fund may be exchanged for or acquired through an exchange of Class R1 shares of any other fund sold by LMIS whose prospectus or statement of additional information permits such exchanges, provided that the investor and the exchange meet the eligibility criteria of that class of that fund.

Class T shares of a Fund may be exchanged for or acquired through an exchange of Class T shares of any other fund sold by LMIS whose prospectus or statement of additional information permits such exchanges, provided that the investor and the exchange meet the eligibility criteria of that class of that fund.

In addition, any class of shares of a Fund may be exchanged for or acquired through an exchange of shares of any class of the same Fund to the extent described in the Fund’s prospectus or statement of additional information.

3. Shares issued in Classes of each Fund will be issued subject to and in accordance with the terms of Rule 18f-3 under the 1940 Act, including, without limitation:

(a) Each Class shall have a different arrangement for shareholder services or the distribution of securities or both, and shall pay all of the expenses of that arrangement;

(b) Each Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes (“Class Expenses”);

(c) Each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

(d) Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class; and

(e) Except as otherwise permitted under Rule 18f-3 under the 1940 Act, each Class shall have the same rights and obligations as each other Class.

4. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust.

5. This Plan shall become effective as to each Fund upon approval with respect to such Fund by a vote of the Board of Trustees and vote of a majority of the Trustees who are not “interested persons” of the Trust (the “Independent Trustees”).

6. This Plan shall continue in effect indefinitely unless terminated by a vote of the Board of Trustees of the Trust. This Plan may be terminated at any time with respect to a Fund by a vote of the Board of Trustees of the Trust. This Plan supersedes any and all other multiple class plans heretofore approved by the Board of Trustees of the Trust with respect to the Funds.

2 of 3

7. This Plan may be amended at any time by the Board of Trustees of the Trust, provided that any material amendment of this Plan shall be effective only upon approval by a vote of the Board of Trustees of the Trust and a majority of the Independent Trustees.

8. This Plan shall be construed in accordance with the laws of the State of Maryland and the applicable provisions of the 1940 Act.

9. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

3 of 3